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WILLKIE FARR & GALLAGHER
ONE CITICORP CENTER
153 EAST 53RD STREET
NEW YORK, NY 10022
(212) 935-8000

October 20, 1981

Standby Reserve Fund, Inc.
One Battery Park Plaza
New York, New York 10004

Gentlemen:

We have acted as counsel to Standby Reserve Fund, Inc. (the "Fund") in connection with the preparation of a Registration Statement on Form N-1 (the "Registration Statement")covering shares of Common Stock, par value $.01 per share, of the Fund (the "Shares").

We have examined copies of the Certificate of Incorporation and By-Laws of the Fund, as amended to date, the Registration Statement, and such other corporate records and documents, including the minutes of the meetings and consents of the shareholders and the Board of Directors of the Fund, as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard that is attached hereto. Based upon the foregoing, we are of the opinion that:

The Shares, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus included as part of the Registration Statement, will be, when the Registration Statement shall have become effective, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the said Registration Statement and to the reference to us in the Prospectus included in said Registration Statement, and to the filing of this opinion as


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an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or its Common Stock under the securities laws of any state or other jurisdiction.

Very truly yours,

/s/ Willkie Farr & Gallagher